EXHIBIT 16.1

[MOORE STEPHENS WURTH FRAZER AND TORBET, LLP LETTERHEAD]

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for PERFORMANCE CAPITAL MANAGEMENT, LLC (the “Company”).  We have read the Company's disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant", of the Company's Current Report on Form 8-K dated on January 7, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP
Brea, California
January 7, 2010